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                                                    Filed Pursuant To 424(B)(3)
                                                    File No. 333-24115


                             ABFS INVESTMENT NOTES
                          BEGIN EARNING THESE HIGH RATES

                  PROSPECTUS SUPPLEMENT DATED AUGUST 11, 1998



                                                     10th
                                                  Anniversary
              Term                     Rate          Bonus        Annual Yield*
           ---------                  ------      -----------     -------------
            3 Months                   7.75%          N/A            8.05%
            6 Months                   8.00%          N/A            8.32%
           12 Months                   8.50%          .10%           8.97%
           18 Months                   8.60%          .10%           9.08%
           24 Months                   8.75%          .10%           9.25%
           30 Months                   8.85%          .10%           9.36%
           36 Months                   9.00%          .10%           9.52%
           48 Months                   9.25%          .10%           9.80%
           60 Months                  10.25%          .10%          10.90%
           84 Months                  10.35%          .10%          11.01%
          120 Months                  10.50%          .10%          11.18%


10th Anniversary Bonus for new and renewed Investment Notes for terms of 12 months or longer + .10%.

         New Money
         Market Notes                  6.15%                              6.34%*

Minimum for Investment Notes and Money Market Notes $1,000

For more information call 1-800-776-4001

                                                          [LOGO]
American Business                                       TEN YEARS
Financial Services, Inc.                            Established 1988

BalaPointe Office Centre
111 Presidential Boulevard, Suite 215
Bala Cynwyd, PA 19004 1-800-776-4001

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                       IS A NASDAQ LISTED COMPANY (ABFI).

      An offer can only be made by the Prospectus dated February 10, 1998, delivered in conjunction with this Rate Supplement dated August 11, 1998.
     See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

    *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through September 14, 1998. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.